EXHIBIT 10E

                                  February 28, 1997


   Mr. John D. McCown
   Trailer Bridge, Inc.
   500 Park Avenue, 5th Floor
   New York, New York 10022

   Dear Mr. McCown:

        Re:  Secured Term Loan Facility

        We are pleased to confirm that The First National Bank of Boston (the "Bank of Boston") has agreed to extend credit to Trailer Bridge, Inc. (the "Company") in the form of a committed Chattel Mortgage Line of Credit (the "Line of Credit") for term loans (collectively the "Term Loans") made from time to time during the period specified below to finance the acquisition of new over-the-road tractors (the "Equipment"). Subject to the Company's satisfaction of the conditions to lending herein, the Bank of Boston will lend the Company Term Loans in an original principal amount not to exceed $7,100,000. The Line of Credit will remain available for drawdown for a period from the date of this Agreement (the "Closing Date") through December 31, 1997 (the "Availability Period"), provided no Default or Event of Default exists. If a Default or Event of Default occurs prior to the expiration of the Availability Period, any unused portion of the credit hereunder shall terminate and the Bank of Boston shall be relieved of any and all obligations to make Term Loans to the Company. No termination of the credit hereunder shall relieve the Company of any of its obligations hereunder or under the Notes.

        The Company may request Term Loans during the Availability Period by giving the Bank of Boston written notice of such request not later than 10:00 a.m. (Boston time) at least two (2) Business Days prior to the proposed drawdown date of such Term Loan, specifying the amount of the Term Loan requested, and the interest rate election (including interest period selected, if applicable) of the Company with respect thereto. Each such request, including the related interest rate election (including interest period selected, if applicable) shall be irrevocable. Each request for a Term Loan shall constitute a representation and warranty by the Company that all representations and warranties herein and in the Notes were true and correct when made and continue to be true and correct on the proposed drawdown date, all conditions to lending have been met and that no Default (as defined in the Notes) or Event of Default (as defined in the Notes) exists hereunder, under the Notes (as hereinafter defined) or under the Guaranty (as hereinafter defined). Each Term Loan will be secured by a first priority security interest in the Equipment acquired with the proceeds of such loan and will be cross-collateralized with the other Term Loans by all Equipment acquired with proceeds of Term Loans.
   In addition to standard terms and conditions applicable to all Term Loans, we will require that certain other conditions set forth below be satisfied prior to the making of each Term Loan.

        1. Payments and Interest Rate. Each Term Loan will be in the amount requested by the Company, subject to the provisions of this Agreement, but in no event may the principal amount of a Term Loan exceed one hundred percent (100%) of the lesser of the net book value on the Company's books in accordance with generally accepted accounting principles of the Equipment being financed, or the purchase price of the Equipment being financed. Each Term Loan will be evidenced by a separate Secured Commercial Promissory Note substantially in the form of Exhibit A attached hereto (each a "Note," collectively the "Notes") delivered to the Bank of Boston at the time of each request. The principal amount of each Term Loan will be payable in thirty-six (36) consecutive monthly installments, the first thirty-five of which shall each be in an amount equal to two percent (2%) of the original principal amount of such Term Loan, and the final installment shall be in the remaining outstanding principal amount, payable on the first business day of each month, with a final maturity three (3) years from the date of drawdown. Accrued interest will be payable in arrears on the first day of each month for the preceding month. You hereby authorize the Bank of Boston to charge your demand deposit account with the Bank of Boston directly for all such payments of principal and interest. The Bank of Boston will maintain corresponding records of debits and credits as evidence of payments received under the Notes that, absent manifest error, shall be conclusive and binding.

        At the election of the Company, interest will accrue at (a) the Bank of Boston's Base Rate, (b) a rate of one and four tenths percent (1.4%) above the Bank of Boston's Eurodollar Rate, as adjusted for reserve requirements, for interest periods of 1, 2, 3 or 6 months, provided, that Eurodollar Rate interest periods may only be selected to end on the first day of any month, and not more than eight (8) Eurodollar Rate interest periods may be in effect at any time in the aggregate with respect to all of the Term Loans, or (c) a Fixed Rate of one and four tenths percent (1.4%) above the Bank of Boston's cost of funds (as determined by the Bank of Boston in its sole discretion), for interest periods of up to three (3) years. Interest will be computed on the basis of 360-day year and 30-day months and paid for the actual number of days elapsed.

        2. Collateral and Guaranty Requirements. Each Term Loan will be secured by the grant of a first priority security interest in the Equipment being acquired with the proceeds of such Term Loan and all Equipment acquired with the proceeds of the other Term Loans pursuant to the security provisions contained in the Notes. Such security interest will also be evidenced by the delivery of the applicable certificate of title for each piece of Equipment to the Bank of Boston with the lien of the Bank of Boston noted on each such certificate. The Term Loans will be cross-collateralized by all of such Equipment.

        The Term Loans will be guaranteed by an unlimited guaranty from Kadampanattu Corp. (the "Guarantor") substantially in the form of Exhibit B attached hereto (the "Guaranty") delivered to the Bank of Boston on the Closing Date.

        3. Basic Documentation Requirements. Concurrent with the establishment of this Line of Credit, you must deliver to the Bank of Boston the following:

        (i)   this Line Agreement duly executed and delivered by the Company;

        (ii)  the Guaranty duly executed and delivered by the Guarantor;

        (iii) Corporate Borrowing Resolutions of the Company and the Guarantor;

        (iv) a Secretary's Certificate with respect to charter documents, by-laws, corporate proceedings, incumbency and signatures of the Company and the Guarantor;

        (v)   Good Standing Certificate of the Company and the Guarantor; and

        (vi) an opinion of counsel to the Company and the Guarantor in form and substance satisfactory to the Bank of Boston.

        Prior to our making each Term Loan under this Line of Credit you will deliver to the Bank of Boston the following:

        (i)   the applicable Note duly executed and delivered by the Company;

        (ii) the manufacturer's statement of origin with respect to the Equipment being acquired;

        (iii) the original invoice with respect to such Equipment;

        (iv) the original certificate of title with respect to such Equipment, with the lien of the Bank of Boston duly noted thereon; or if the certificate is not yet available, a copy of the duly executed (and acknowledged, if necessary) application for the certificate of title, indicating the Bank of Boston's lien, in proper form for registration;

        (v) Uniform Commercial Code Financing Statements with respect to such Equipment; and

        (vi) a certificate of insurance with respect to such Equipment showing the Bank of Boston as loss payee and additional insured.

   If the certificate of title with the Bank of Boston's lien noted thereon referred to in clause (iv) is not available on the drawdown date of the applicable Term Loan, the Company shall deliver the same to the Bank of Boston within forty-five (45) days after the disbursement of such Term Loan.

        4. Financial and other Reporting. You agree that, so long as any obligations remain outstanding hereunder or under any Note, you will provide the following:

        (i) as soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated and consolidating balance sheets of the Company and the Guarantor and their subsidiaries as of the end of, and the related consolidated and consolidating statements of earnings and consolidated and consolidating statements of cash flow for, such quarter, in each case certified by the principal financial officer of the Company;

        (ii) as soon as available and in any event within ninety (90) days after the end of each fiscal year, the consolidated balance sheets of the Company and the Guarantor and their subsidiaries as of the end of, and the related consolidated statements of earnings and consolidated statements of cash flow for, such year, in each case, accompanied by a report and unqualified opinion of an independent certified public accountant reasonably satisfactory to the Bank of Boston;

        (iii) simultaneously with the delivery of the financial statements referred to in subsections (i) and (ii) above, a statement certified by the principal financial officer of the Company in substantially the form of Exhibit C attached hereto (each a "Compliance Certificate");

        (iv) promptly upon request of the Bank of Boston from time to time, such evidence of registration and licensing of the equipment as the Bank of Boston may request; and

        (v) promptly upon request of the Bank of Boston from time to time, such other financial information regarding the Company and its subsidiaries and the Guarantor and its subsidiaries as the Bank of Boston may reasonably request.

   All financial statements required hereunder shall be in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. The Company will also provide access to its facilities, books and records and collateral to the Bank of Boston and its employees and agents for the purposes of performing periodic commercial finance and credit examinations and collateral examinations.

        5. Expenses. You agree to pay or reimburse the Bank of Boston for all reasonable expenses (including attorneys' fees of outside counsel or the allocated costs of in-house counsel and fees and expenses of brokers, appraisers, accountants, consultants and other professionals and experts) incurred or paid in connection with the preparation, interpretation, amendment, administration or enforcement of this Line Agreement, the Notes, or any other documents delivered in connection with the Term Loans, and the costs of periodic commercial finance and credit examinations which may be performed by the Bank of Boston from time to time.

        6. Notices. Except as otherwise expressly provided in this Line Agreement or the Notes, all notices and other communications made or required to be given pursuant to this Line Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by facsimile and confirmed by delivery via courier, facsimile or postal service, addressed as follows:

        (a) if to the Company, at (i) 500 Park Avenue, 5th Floor, New York, New York 10022, Attention: John D. McCown and (ii) 9550 Regency Square Boulevard, Suite 500, Jacksonville, Florida 32225, Attention: Mark A. Tanner, Vice President - Finance, or at such other addresses for notice as the Company shall have furnished in writing to the Bank of Boston;

        (b) if to the Bank , at 100 Federal Street, 01-08-01, Boston, Massachusetts 02110, Attention: Transportation Division, or such other address for notice as the Bank of Boston shall have last furnished in writing to the Company.

   Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

        7. Miscellaneous. This Line Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. This Line Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which shall constitute one agreement. In proving this Line Agreement it shall not be necessary to account for more than one such counterpart signed by the party to be charged. This Line Agreement together with the related Notes and Guaranty express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Line Agreement nor any term hereof may be changed, waived, terminated or discharged except in a writing executed by the Bank of Boston.

        If you agree with the foregoing, please execute and return the enclosed copy of this Line Agreement whereupon it will become a binding contract executed under seal between you and the Bank of Boston as of the Closing Date.

                                      Sincerely,

                                      THE FIRST NATIONAL BANK OF BOSTON


                                      By:  /s/ Lisa W. Pattinson
                                      Title:  Vice President



   CONSENTED AND AGREED TO
   as of February 28, 1997:

   TRAILER BRIDGE, INC.


   By: /s/ John D. McCown
   Title:  Chairman

   Enclosures